Elizabeth Arden
                                [Red Door Logo]

FOR IMMEDIATE RELEASE

            ELIZABETH ARDEN, INC. ANNOUNCES FIRST QUARTER RESULTS
-----------------------------------------------------------------------------
New York, New York (June 3, 2004)   Elizabeth Arden, Inc. (NASDAQ: RDEN), a
global prestige fragrance and beauty products company, today announced financial results for the first fiscal quarter ended May 1, 2004.

     In line with previously announced expectations, the first quarter net loss attributable to common shareholders was $13.7 million, or $0.56 per share, an improvement of $0.37 per share over the net loss attributable to common shareholders of $16.7 million, or $0.93 per share, in the first quarter of the prior fiscal year. First quarter results exclude the previously announced debt extinguishment charges associated with the redemption in February 2004 of the 10 3/8% senior notes due 2007 with the proceeds from the sale of the 7 3/4% senior subordinated notes due 2014, as well as previously announced restructuring charges related to the consolidation of the Company's U.S. distribution facilities, net of related tax benefits. In addition, the results exclude the non-cash charge for the accelerated accretion associated with the conversion of a portion of the Series D Convertible Preferred Stock owned by Unilever, which was converted into common stock by Unilever and transferred to a charitable organization in April 2004. Including these charges, first quarter net loss attributable to common shareholders was $0.95 per share on a reported basis.

     Net sales grew to $140.8 million from $134.8 million in the prior year period, reflecting a 4.5% increase. The increase was driven by an increase in fragrance sales to mass retail customers, the launch of the Elizabeth Arden Provocative Woman fragrance, improved travel retail performance and the favorable impact of foreign currency rates. Partially offsetting the positive overall sales trend were increased in-store promotional costs to support the new fragrance launch, as that component of promotional costs reduces net sales for accounting purposes.

     Gross margin expanded to 40.4% from 36.2% in the first quarter of the prior fiscal year. The significant gross margin improvement is due to increased sales of higher margin Company-owned and licensed brands and an increase in travel retail sales combined with lower supply-chain and distribution costs.

     Selling, general and administrative expenses were $66.4 million compared to $55.6 million in the prior year period, reflecting primarily increased investments in brand development and marketing support. The Company increased its marketing expenses in the first quarter to support both the Elizabeth Arden Provocative Woman fragrance launch and the skinsimple skin care launch at Wal-Mart. The Company introduced the new Elizabeth Arden fragrance in U.S. department stores in April 2004 and is scheduled to launch the fragrance in international markets in September 2004.

     During the quarter, the Company also signed a fragrance and cosmetic license agreement with Britney Spears and will launch the first fragrance in U.S. department stores in September 2004. As a result, the Company incurred additional product development, marketing and creative expenses than previously anticipated. Initial reaction to this launch and the Provocative Woman launch has been extremely positive, and the Company expects each launch will contribute significantly to the Company's business in the fall and into the next calendar year.


E. Scott Beattie, Chairman and Chief Executive Officer of Elizabeth
Arden, Inc., commented, "Retail sales results across all our selling units are strong. We also are excited by the performance of our new Provocative Woman fragrance. The success of this and our other recently launched products is evidence that our strategy of investing in our brands is on the right course, particularly as the global retail environment continues to improve.
In addition, the consolidation of our U.S. distribution facilities was completed on time and as budgeted, and we are on track to deliver the anticipated savings. Based on initial indications of holiday season promotional set demand and reaction to our new fragrance launches, we look forward to a strong new June 30, 2005 fiscal year."

OUTLOOK

     As announced separately today, the Company is changing its fiscal year end from January 31st to June 30th. The Company is comfortable with its previously provided 8% to 10% annual increase in net sales and 22% to 24% annual increase in EPS over the prior fiscal year, excluding charges.

     The Company plans to provide more specific guidance for the new fiscal year ending June 30, 2005 in August when the Company reports its results for the five-month transition period ending June 30, 2004. For the new fiscal year ending June 30, 2005, the Company anticipates a continuation of the 8% to 10% increase in net sales and an upside to the EPS growth, due to the annualized effects of the recapitalization and positive results of new product launches. For the five months ending June 30, 2004, the Company expects net sales of approximately $215.0 million and earnings per share, excluding charges, to improve by $0.70 to $0.75 over the five-month period ending June 28, 2003. Net sales and the loss per share for the five months ended June 28, 2003 were $205.2 million and $1.92, respectively.

CONFERENCE CALL INFORMATION

     The Company will host a conference call today at 5:00 p.m. Eastern Time to discuss first quarter results. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site at www.elizabetharden.com until June 17, 2004.


Elizabeth Arden is a global prestige fragrance and beauty products company. The Company's portfolio of brands includes the fragrance brands Elizabeth Arden's Red Door, Red Door Revealed, 5th Avenue, Elizabeth Arden green tea, ardenbeauty and Elizabeth Arden Provocative Woman, Elizabeth Taylor's White Diamonds, Passion, Forever Elizabeth and Gardenia, White Shoulders, Geoffrey Beene's Grey Flannel, Halston, Halston Z-14, PS Fine Cologne for Men, Design and Wings; the Elizabeth Arden skin care lines, including Ceramide and Eight Hour Cream; and the Elizabeth Arden color cosmetics line.

Company Contact:    Marcey Becker, Senior Vice President, Finance
                    (203) 462-5809

Investor Contact:   Cara O'Brien/Lila Sharifian
                    Financial Dynamics
                    (212) 850-5600

Press Contact:      Stephanie Sampiere
                    Financial Dynamics
                    (212) 850-5600

     In connection with the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projection") are not historical facts and may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our absence of contracts with customers or suppliers and our ability to maintain and develop relationships with customers and suppliers; international and domestic economic and business changes that could impact consumer confidence; the impact of competitive products and pricing; risks of international operations, including foreign currency fluctuations, economic and political consequences of terrorist attacks, political instability in certain regions of the world, and diseases affecting customer purchasing patterns; our ability to launch new products and implement our growth strategy; our ability to successfully and cost-effectively integrate acquired businesses or new brands; our substantial indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and our indenture for our 7 % senior subordinated notes; our customers' financial condition; our ability to access capital for acquisitions; changes in product mix to less profitable products; the retention and availability of key personnel; the assumptions underlying our critical accounting estimates; delays in shipments, inventory shortages and higher costs of production due to interruption of operations at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for the majority of our supply of certain products; changes in the retail, fragrance and cosmetic industries; our ability to protect our intellectual property rights; changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards; and other risks and uncertainties. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

          ELIZABETH ARDEN, INC. AND SUBSIDIARIES
        CONSOLIDATED STATEMENT OF OPERATIONS DATA
                        (Unaudited)
   (In thousands, except percentages and per share data)
                                          Quarter Ended
                                       May 1,      April 26,
                                        2004         2003
                                       --------    ---------
Net Sales                              $140,780    $ 134,754
Cost of Sales                            83,926       86,022
                                       --------    ---------
Gross Profit                             56,854       48,732
Gross Profit Percentage (a)                40.4%        36.2%

Selling, General and Administrative
 Expenses                                66,374       55,609
Depreciation and Amortization             5,029        5,129
                                       --------    ---------
Total Operating Expenses                 71,403       60,738

Interest Expense, Net                    (5,989)     (10,134)
Debt Extinguishment (Charges) Gain       (3,874)         123
Other (Expense) Income                      (12)          29

Loss Before Income Taxes                (24,424)     (21,988)
Benefit from Income Taxes                (7,828)      (6,313)
                                       --------    ---------
Net Loss                                (16,596)     (15,675)
Accretion and Dividend on
 Preferred Stock                            620          976
Accelerated Accretion on
 Converted Preferred Stock                6,009           --
                                       --------    ---------
Net Loss Attributable to
 Common Shareholders                   $(23,225)   $ (16,651)
                                       ========    =========
As reported:
-----------
 Basic Loss Per Share                  $  (0.95)   $   (0.93)
 Diluted Loss Per Share                $  (0.95)   $   (0.93)

 Basic Shares                            24,335       17,889
 Diluted Shares                          24,335       17,889
 EBITDA (b)                            $(13,406)   $  (6,725)

Adjusted before giving effect to
 the accelerated accretion related
 to the conversion of the Series D
 Convertible Preferred Stock and
 debt extinguishment and
 restructuring charges, net of
 taxes: (c)
------------------------------------

Net Loss Attributable to Common
 Shareholders                          $(13,712)   $ (16,739)

Basic Loss Per Share                   $  (0.56)   $   (0.94)
Diluted Loss Per Share                 $  (0.56)   $   (0.94)

Basic Shares                             24,335       17,889
Diluted Shares                           24,335       17,889

EBITDA (b)                              $(8,436)     $(6,848)

(a)  Based on the percentage of net sales for the periods.

(b) EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles ("GAAP")) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure (particularly when acquisitions are involved), depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure and the accounting method used for our acquisitions, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures.

The following is a reconciliation of net loss, as determined in accordance with generally accepted accounting principles, to EBITDA: (For a reconciliation of net income or net loss to EBITDA for prior fiscal year periods, see the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004 which can be found on the Company's website at www.elizabetharden.com). (In thousands)

                                              Three Months Ended
                                              May 1,     April 26,
                                               2004        2003
                                             --------    ---------
        Net loss                             $(16,596)   $(15,675)
        Plus:
           Benefit from income taxes           (7,828)     (6,313)
           Interest expense, net                5,989      10,134
           Depreciation and amortization        5,029       5,129
                                             --------    --------
        EBITDA                                (13,406)     (6,725)
        Debt extinguishment charges (gain)      3,874        (123)
        Restructuring charges                   1,096          --
                                             --------    --------
        EBITDA excluding debt extinguishment
         and restructuring charges           $ (8,436)   $ (6,848)
                                             ========    ========

(c) Following tables reconcile the calculation of net loss per share on a basic and fully diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to the debt extinguishment charges, the restructuring charges related to consolidation of U.S. distribution facilities and the accelerated accretion on the converted Series D Convertible Preferred Stock ("the Accelerated Accretion"). This disclosure is being provided because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to debt extinguishment and restructuring charges and the anti-dilutive effects of the timing of the accretion charges on the Preferred Stock. The presentation of the non-GAAP information titled "Net loss per share as adjusted, before giving effect to the converted Preferred Stock, and debt extinguishment and restructuring charges, net of taxes" or " Net loss per diluted share as adjusted, before giving effect to the converted Preferred Stock, and debt extinguishment and restructuring charges, net of taxes" is not meant to be considered in isolation or as a substitute for net loss or diluted loss per share prepared in accordance with GAAP.

(In thousands, except per share data)                   Three Months Ended
                                                       May 1,     April 26,
                                                        2004        2003
                                                       --------   --------
As reported:
Basic
  Net loss attributable to common
    shareholders as reported                           $(23,225)  $(16,651)
                                                       ========   ========
  Weighted average shares outstanding as reported        24,335     17,889
                                                       ========   ========
  Net loss per basic share as reported                   $(0.95)  $  (0.93)
                                                       ========   ========
Diluted
  Net loss attributable to common shareholders
   as reported                                         $(23,225)  $(16,651)
                                                       --------   --------
     Net loss as reported                              $(23,225)  $(16,651)
                                                       ========   ========
  Weighted average basic shares outstanding
   as reported                                           24,335     17,889
  Potential common shares - treasury method                  --         --
  Assumed conversion of the preferred stock                  --         --
  Dividend shares on the preferred stock                     --         --
                                                       --------   --------
    Weighted average shares and potential dilutive
     shares as reported                                  24,335     17,889
                                                       ========   ========
    Net loss per diluted share as reported             $  (0.95)  $  (0.93)

Adjusted before giving effect to the
 Accelerated Accretion and debt extinguishment
 and restructuring charges, net of taxes
----------------------------------------------
Basic
  Net loss attributable to common shareholders
   as reported                                         $(23,225)  $(16,651)
  Accelerated accretion on the converted
   preferred stock                                        6,009         --
  Debt extinguishment charges (gains), net of taxes       2,731        (88)
  Restructuring charges, net of taxes                       773         --
                                                       --------   --------
     Net loss attributable to common
      shareholders as adjusted, before giving
      effect to the Accelerated Accretion and
      debt extinguishment and restructuring
      charges, net of taxes                            $(13,712)  $(16,739)
                                                       ========   ========
  Weighted average shares outstanding,
   as reported                                           24,335     17,889
                                                       ========   ========
  Net loss per share as adjusted, before giving
   effect to the Accelerated Accretion and debt
   extinguishment and restructuring charges, net
   of taxes                                            $  (0.56)  $  (0.94)
                                                       ========   ========

Diluted
  Net loss attributable to common shareholders
   as reported                                         $(23,225)  $(16,651)
  Accretion and dividend on the preferred stock           6,009         --
  Debt extinguishment charges (gains), net of taxes       2,731        (88)
  Restructuring charges, net of taxes                       773         --
                                                       --------   --------
    Net loss as adjusted, before giving effect to
     the Accelerated Accretion and debt
     extinguishment and restructuring charges,
     net of taxes                                      $(13,712)  $(16,739)
                                                       ========   ========
   Weighted average shares and potential dilutive
    shares as adjusted                                   24,335     17,889
                                                       ========   ========

   Net loss per diluted share as adjusted, before
    giving effect to the Accelerated Accretion and
    debt extinguishment and restructuring charges,
    net of taxes                                       $  (0.56)  $  (0.94)
                                                       ========   ========

                 ELIZABETH ARDEN, INC. AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEETS
                 (Unaudited except for January 31, 2004)
                             (In thousands)
                                       May 1, 2004     January 31, 2004
                                       -----------     ----------------
Cash                                    $  19,335         $  89,087
Accounts Receivable, Net                  133,153           137,380
Inventories                               218,462           193,382
Property and Equipment, Net                36,826            38,207
Exclusive Brand Licenses,
  Trademarks and Intangibles, Net         192,938           194,811
Total Assets                              650,250           698,079
Short-Term Debt                            58,000                --
Current portion of long-term debt           6,948            91,287
Current Liabilities                       196,623           230,647
Long-Term Liabilities                     245,859           245,680
Total Debt                                298,750           325,089
Preferred Stock                             8,469            10,793
Shareholders' Equity                      199,299           210,959
Working Capital                           211,725           220,843